EXHIBIT 4.13

THE PURCHASE RIGHTS EVIDENCED BY THIS WARRANT AGREEMENT AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON EXERCISE OF SUCH PURCHASE RIGHTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.

GENPREX, INC.

AMENDED AND RESTATED WARRANT AGREEMENT

Effective Date: August 10, 2020 (the “Effective Date”)

Effective date of Original Warrant: December 17, 2015

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Warrant Agreement”) amends, restates and replaces in its entirety that Warrant Agreement effective as of December 17, 2015, by and between Genprex, Inc. and DABS Advanced Biotech Solutions, LLC, which became exercisable 30 months after December 17, 2015 (the “Original Warrant”).  Upon the execution of this Warrant Agreement on behalf of Genprex, Inc. and on behalf of DABS Advanced Biotech Solutions, LLC, the Original Warrant is terminated and cancelled hereby, effective as of the Effective Date set forth above, and replaced in its entirety by this Warrant Agreement.

The substantive changes to the Original Warrant effected by this Warrant Agreement: (a) provide for the net exercise of the purchase rights represented by this Warrant Agreement; (b) provide for the termination of this Warrant Agreement if not previously exercised upon an Extraordinary Transaction (as defined below); (c) reflect the April 2018 conversion of each share of Non-Voting Common Stock of Genprex, Inc. into one share of Common Stock of Genprex, Inc.; and (d) reflect the April 2018 forward stock split, subsequent to the conversion described in (c), of each share of Common Stock of Genprex, Inc. into 6.6841954 shares of Common Stock of Genprex, Inc.

THIS CERTIFIES THAT, for value received, DABS Advanced Biotech Solutions, LLC, or its successors and permitted assigns pursuant to the terms hereof (the “Warrantholder”), is entitled to purchase from Genprex, Inc., a Delaware corporation (the “Corporation”), subject to the terms set forth below, 102,702 fully paid and non-assessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $4.87 in cash per Warrant Share (the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.  The term “Warrant Agreement” as used herein shall refer to this Warrant Agreement, as the same may be amended or amended and restated.

The Original Warrant was issued pursuant to that certain Consultant Agreement, made and entered into as of the effective date of the Original Warrant, by and between the Corporation and the Warrantholder.

1.	Exercise Period. Subject to the terms and conditions of this Warrant Agreement, the purchase rights evidenced by this Warrant Agreement may be exercised, in whole or in part, at any time and from time to time from and after the vesting date (“Vesting Date”) which is the sooner of: (a) two years after a registration statement filed by the Company under the Securities Act of 1933 (15 USC 77f) becomes effective and the Company’s securities commence trading on the OTCBB, NASDAQ, or other national securities market, (the “Registration Date”), and (b) thirty (30) months after the date of the Original Warrant, and before 5:00 p.m. (Central Time) on the fifth anniversary of the Vesting Date (the “Expiration Date”). Upon the Expiration Date this Warrant Agreement will expire and be of no further force or effect.

2.	Method of Exercise; Payment; Issuance of New Warrants.
a.

Cash Exercise.  The purchase rights evidenced by this Warrant Agreement may be exercised by the Warrantholder, in whole or in part, by the surrender of this Warrant Agreement (with a duly executed notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”)) at the principal office of the Corporation, accompanied by the payment to the Corporation, in cash, by wire transfer, or by certified check payable to the Corporation, of an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which the purchase rights evidenced by this Warrant Agreement is being exercised (which number of Warrant Shares shall be stated in the duly executed Notice of Exercise).  Upon receipt by the Corporation at such office of this Warrant Agreement and a duly executed Notice of Exercise in proper form for exercise, together with the aggregate Exercise Price due to the Corporation, the Warrantholder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the number of the Warrant Shares set forth in such Notice of Exercise (and such Warrant Shares shall be deemed, to the fullest extent permitted by law, to have been issued) immediately prior to the close of business on the date upon which the purchase rights evidenced by this Warrant Agreement is exercised as aforesaid.

b.

Cashless Exercise. In lieu of exercising the purchase rights evidenced by this Warrant Agreement by payment in cash by wire transfer or certified check pursuant to Section 2(a) above, the Warrantholder may elect to receive the number of Warrant Shares equal to the value of the purchase rights evidenced by this Warrant Agreement (or the portion thereof being exercised), by surrender of this Warrant Agreement to the Corporation, together with a duly completed and executed Notice of Exercise, in which event the Corporation shall issue to the Warrantholder Warrant Shares in accordance with the following formula:

X = Y(A-B)/A

where

X = The number of Warrant Shares to be issued to the Warrantholder;

Y = The number of Warrant Shares for which the purchase rights evidenced by this Warrant Agreement are being exercised;

A = The Fair Market Value of one share of the Corporation’s common stock (a “Share”); and

B = The Exercise Price.

For purposes of this Section 2, the “Fair Market Value” of a Share is defined as follows:

i.

if the Corporation’s Common Stock is then listed or traded on a national securities exchange for at least ten (10) consecutive trading days immediately preceding such date of determination, the daily volume-weighted average price of such security for the ten (10) consecutive trading days immediately preceding such date of determination as reported by Bloomberg, L.P. (or, if no such price is reported by Bloomberg, L.P. for any particular trading day during such ten (10) trading day period, the daily volume-weighted average price of such security as officially reported for such trading day on the principal securities exchange on which such security is then listed or admitted to trading shall be used for the purposes of calculating such ten (10) trading day volume-weighted average price); or

ii.

if the Corporation’s Common Stock is not then listed or traded on a national securities exchange for at least ten (10) consecutive trading days immediately preceding such date of determination, the fair market value as determined by the board of directors of the Corporation (the “Board”) in good faith, as evidenced by a resolution or resolutions of the Board.

c.

Certificates; Partial Exercise.  In the event of any exercise of the purchase rights evidenced by this Warrant Agreement pursuant to this Section 2, the Corporation will use commercially reasonable efforts to execute and deliver certificates evidencing the Warrant Shares so purchased to the Warrantholder within ten (10) Business Days (as defined below) from the Corporation’s receipt of the Notice of Exercise.  If the purchase rights evidenced by this Warrant Agreement are exercised in part only, unless the purchase rights evidenced by this Warrant Agreement have been fully exercised or expired, the Corporation shall use commercially reasonable efforts to deliver to the Warrantholder a new Warrant Agreement evidencing the rights of the Warrantholder to purchase the balance of the Warrant Shares purchasable hereunder within such ten (10) Business Day period.  For purposes of this Warrant Agreement, “Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York, New York, are required to be open.

d.

Fractions of a Warrant Share.  The Corporation shall not be required to issue any fraction of a Warrant Share in connection with the exercise of the purchase rights evidenced by this Warrant Agreement pursuant to this Section 2.  At its option, the Corporation may pay to the Warrantholder, in lieu of any fraction of a Warrant Share resulting from the exercise of the purchase rights evidenced by this Warrant Agreement, an amount of cash equal to the product of (a) the applicable fraction of a Warrant Share multiplied by (b) the Fair Market Value of a share of Non-Voting Common Stock.

3.	Exercise in Connection with an Extraordinary Transaction.
a.

Definitions.  For purposes of this Section 3, “Extraordinary Transaction” shall mean (i) a merger or consolidation in which the Corporation is a constituent corporation and the shares of Non-Voting Common Stock are converted, exchanged or cancelled, (ii) a conversion, reorganization or reclassification of the capital stock of the Corporation in which the Non-Voting Common Stock are converted, exchanged or cancelled (other than a merger or consolidation provided in clause (i) hereof), (iii) a transaction or series of related transactions which constitute(s) a sale, lease or exchange of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, or (iv) a transaction or series of related transactions which constitute(s) a dissolution or liquidation of the Corporation.

b.

Early Termination.  If there shall occur any Extraordinary Transaction, then, to the extent not previously exercised, the purchase rights evidenced by this Warrant Agreement shall expire and terminate upon the consummation of such Extraordinary Transaction.

c.

Conditional Exercise.  Notwithstanding any other provision of this Warrant Agreement, if an exercise of any all or any portion of the purchase rights evidenced by this Warrant Agreement is to be made in connection with an Extraordinary Transaction, the exercise of all or any portion of the purchase rights evidenced by this Warrant Agreement may, at the election of the Warrantholder, be conditioned upon the consummation of such Extraordinary Transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such Extraordinary Transaction.

4.

Stock Fully Paid; Reservation of Warrant Shares.  The Corporation covenants and agrees that all Warrant Shares from time to time issuable upon exercise of the purchase rights evidenced by this Warrant Agreement have been duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Corporation hereby covenants and agrees that the Corporation will, at all times through the Expiration Date, reserve and keep available out of its aggregate authorized but unissued shares of Non-Voting Common Stock, the number of Warrant Shares deliverable upon the exercise of the purchase rights evidenced by this Warrant Agreement.

5.

Adjustment.  The number of Warrant Shares purchasable upon the exercise of the purchase rights evidenced by this Warrant Agreement shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.

In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, the number of Warrant Shares to be received by the Warrantholder upon exercise of the purchase rights evidenced by this Warrant Agreement shall be appropriately adjusted such that the proportion of the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement to the total number of outstanding shares of Common Stock immediately prior to such subdivision or combination is equal to the proportion of the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement to the total number of outstanding shares of Common Stock immediately after such subdivision or combination, and the Exercise Price shall be proportionately adjusted such that the aggregate Exercise Price of all the purchase rights then evidenced by this Warrant Agreement shall remain unchanged.

b.

In the case the Corporation shall hereafter declare a dividend or distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement shall be increased by dividing such number by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such record date, and (ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on such record date and (y) the total number of shares of Common Stock constituting such dividend or distribution.  If any dividend or distribution of the type described in this Section 5(b) is declared but not so paid or made, the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement shall again be adjusted to the number of Warrant Shares that would be issuable upon exercise of the purchase rights evidenced by this Warrant Agreement if such dividend or distribution had not been declared.

c.

In the event the Corporation shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in any securities of the Corporation other than shares of Common Stock (including, but not limited to, any other class of capital stock or debt securities), then and in each such event the Board shall, to the fullest extent permitted by law, take all lawful actions so that the Warrantholder shall receive upon exercise of the purchase rights evidenced by this Warrant Agreement, in addition to the number of Warrant Shares receivable upon exercise of the purchase rights evidenced by this Warrant Agreement, the number of such other securities of the Corporation which the Warrantholder would have received had the purchase rights evidenced by this Warrant Agreement been exercised on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by such holder as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 as applied to such distributed securities.

6.	Legend. Each certificate evidencing Warrant Shares issued upon exercise of this Warrant Agreement shall bear the following legends substantially in the forms set forth below:

“THE SECURITIES OF REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER CONTAINED IN AN AGREEMENT WITH THE CORPORATION WHICH IS ON FILE IN THE PRINCIPAL OFFICES OF THE CORPORATION.  THE HOLDER OF THIS CERTIFICATE MAY OBTAIN A COPY OF SUCH RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION.”

7.

Rights as Stockholder.  Notwithstanding any other provision of this Warrant Agreement, prior to the proper exercise of the purchase rights evidenced by this Warrant Agreement by the Warrantholder in accordance with the terms of this Warrant Agreement, no Warrantholder, as such, shall be entitled to vote or receive dividends or distributions or be deemed the holder of Warrant Shares, nor shall anything contained herein be construed to confer upon the Warrantholder, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof (or by written consent in lieu of any such meeting), or to receive notice of meetings, or to receive dividends or distributions or otherwise.  Upon the proper exercise of the purchase rights evidenced by this Warrant Agreement in accordance with the terms of this Warrant Agreement, the Warrantholder shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented thereby on, and such certificate shall be dated as of, the date upon which the purchase rights evidenced by this Warrant Agreement is exercised with respect to such Warrant Shares in accordance with the terms hereof.

8.	Modification and Waiver. The Corporation may change, waive, discharge, terminate or amend any provision of this Warrant Agreement with the consent of Warrantholder.

9.

Termination.  The purchase rights evidenced by this Warrant Agreement shall terminate on the Expiration Date.  Notwithstanding the foregoing, the purchase rights evidenced by this Warrant Agreement will terminate on any earlier date when all of the purchase rights evidenced by this Warrant Agreement have been exercised or pursuant to Section 3(b).

10.

Notices.  Any notice required to be given or delivered to the Warrantholder or the Corporation shall be sent by certified or registered mail, postage prepaid, to such Warrantholder at its address indicated on the signature page of this Agreement or as shown on the books and records of the Corporation or to the Corporation at the address indicated on the signature page of this Warrant Agreement. All such notices shall be effective on the day following the date such notice is deposited in the mails, addressed as aforesaid, unless otherwise provided herein.

11.

Restrictions on Assignment, Transfer of Shares.  The purchase rights evidenced by this Warrant Agreement and the Warrant Shares issued upon the exercise of the purchase rights evidenced by this Warrant Agreement will be restricted against transfer, and Warrantholder will not enter into any contract, option, or other agreement for the sale or transfer of such shares, warrants or Warrant Shares, until the sooner of: (i) 180 days after the Corporation’s initial public offering of its Common Stock; (ii) sale of more than sixty-five percent of the Corporation’s issued and outstanding common stock by its stockholders to persons who are not stockholders of the Corporation as of the date hereof; (iii) sale by the Corporation of substantially all of its assets; or (iv) five years from the date hereof; or (v) written consent of the Corporation to such transfer. Further, this Warrant Agreement and the Warrant Shares may not be transferred unless the Corporation receives an opinion of legal counsel reasonably acceptable to it that such transfer will not violate the Securities Act of 1933 or any other federal or state securities law, unless this requirement is waived in writing by the Corporation.

12.

Binding Effect on Successors.  To the fullest extent permitted by law, this Warrant Agreement shall be binding upon any entity succeeding the Corporation by merger, consolidation or acquisition of all or substantially all of the Corporation’s assets, and all of the covenants and agreements of the Corporation shall inure to the benefit of the successors and permitted assigns of the Warrantholder.  This Warrant Agreement shall be binding upon and inure to the benefit of the Corporation and the Warrantholder and their respective successors and permitted assigns.  The Warrantholder shall not be permitted to assign any of its rights, interests or obligations hereunder without the express written consent of the Corporation.

13.

Lost Warrant Agreement.  The Corporation covenants to the Warrantholder that upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction, or mutilation of this Warrant Agreement and, in the case of any such loss, theft or destruction, upon receipt of the Warrantholder’s unsecured indemnification agreement, or in the case of any such mutilation upon surrender and cancellation of this Warrant Agreement, the Corporation will make and deliver a new Warrant Agreement in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement.

14.

Governing Law.  This Warrant Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware (without regard to any conflict of laws principle that would apply the law of another jurisdiction), whether as to its validity, construction, capacity, performance or otherwise.

15.

Consent To Jurisdiction.  ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS, IN EACH CASE, LOCATED IN THE CITY OF AUSTIN, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  TO THE FULLEST EXTENT PERMITTED BY LAW, IN ANY SUCH ACTION, SUIT OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.

Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS WARRANT AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Warrant Agreement is executed effective as of the Effective Date.

GENPREX, INC.

/s/ Rodney Varner

Name:  Rodney Varner

Title:    Chief Executive Officer

Dell Medical Center, Health Discovery Building

1601 Trinity Street, Suite 3.312.09

Austin, Texas  78712

ACCEPTED AND AGREED:

WARRANTHOLDER:

DABS ADVANCED BIOTECH SOLUTIONS, LLC

By:  /s/ Timothy J Collins

Name: Timothy J Collins

Title:   Partner

Address: